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                                                                     EXHIBIT 5


                               RAYTHEON COMPANY
                              141 Spring Street
                             Lexington, MA 02173

                                 July 6, 1995


Raytheon Company
141 Spring Street
Lexingon, MA 02173

        Re: Registration Statement on Form S-3
            Registration No. 33-59241


Ladies and Gentlemen:

        As Assistant General Counsel of Raytheon Company, a Delaware corporation (the "Company"), I have examined and am familiar with the Restated Articles of Incorporation of the Company. I am also familiar with the corporate proceedings taken by the Board of Directors of the Company to authorize the Registration Statement on Form S-3 (File No. 33-59241) originally filed by the Company on May 11, 1995 with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to $1,500,000,000 aggregate initial offering price of senior and subordinated debt securities ("Debt Securities"), Preferred Stock, no par value, of the Company ("Preferred Stock"), and Common Stock, $1.00 par value per share, of the Company ("Common Stock"), for issuance from time to time pursuant to Rule 415 under the Securities Act, as such registration statement has been amended by Amendment No. 1 thereto filed with the Commission on June 28, 1995, and Amendment No. 2 thereto filed with the Commission on July 6, 1995 (such registration statement, as so amended, is referred to hereinafter as the "Registration Statement").

        In connection with the foregoing, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purpose of this opinion.


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        Based upon the foregoing, I am of the opinion that:

        1. The Debt Securities, when duly authorized, executed, authenticated and delivered against payment therefor, will be validly issued and will constitute binding obligations of the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect.

        2. The shares of Preferred Stock registered under the Registration Statement, when duly authorized and issued, will be validly issued, fully paid and nonassessable.

        3. The shares of Common Stock registered under the Registration Statement, when duly authorized and issued for consideration having a value not less than the par value thereof, will be validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of Offered Securities" in the Preliminary Prospectus constituting a part of this Registration Statement.

                                       Very truly yours,


                                       Sally F. Cloyd
                                       Assistant General Counsel